EXHIBIT 11
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                                    INTELLIGROUP, INC. AND SUBSIDIARIES
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                                       Three Months Ended September 30,    Nine Months Ended September 30,
                                       --------------------------------    -------------------------------

                                           1997              1996              1997             1996
                                       -------------     --------------    -------------   --------------

Net income (loss)                      $  1,581,000   $   (600,000)        $  3,587,000    $   (105,000)
                                       ============   ============         ============    ============

Weighted average shares outstanding      11,925,000      7,322,000           11,153,000       9,331,000

Incremental shares
      considered outstanding (1) (2)        402,000      1,555,000              402,000       1,494,000
                                       ------------   ------------         ------------    ------------


Shares used in per share calculation     12,327,000      8,877,000           11,555,000      10,825,000
                                       ============   ============         ============    ============


Net income (loss) per share            $       0.13   $      (0.07)        $       0.31    $      (0.01)
                                       ============   ============         ============    ============


(1) Pursuant to the  requirements  of the  Securities and Exchange  Commission,  stock options and warrants issued by the Company during the twelve months immediately  preceding the initial public offering have been included in computing net income per share as if they were  outstanding  for all periods using the treasury stock method.

(2) Includes dilutive stock options, using the treasury method.

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